Exhibit 10.3

AMENDMENT NO. 1 TO

ACQUISITION ADVISORY AND COORDINATION AGREEMENT

This Amendment No. 1 to Acquisition Advisory and Coordination Agreement (this “Amendment”) is entered into as of May 6, 2026 by and between Broad Investment Securities LLC (the “Advisor”) and Mansions Catering and Hotel Ltd (the “Client”). The Advisor and the Client are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Acquisition Advisory and Coordination Agreement dated April 15, 2026 (the “Advisory Agreement”) in connection with the proposed acquisition by the Client of 75% of the equity interests in Mirai Co., Ltd. (株式会社みらい), a corporation incorporated under the laws of Japan (the “Target Company”);

WHEREAS, the Client, the seller of the Target Company and the Target Company propose to enter into a definitive share purchase agreement in respect of the acquisition of the Target Company (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), a form of which is attached hereto as Exhibit A, which is the definitive equity transfer agreement contemplated by Section 3.3 of the Advisory Agreement; and

WHEREAS, the Parties desire to amend the Advisory Agreement to clarify, among other things, the refund obligations of the Advisor and the controlling effect of the Purchase Agreement with respect to consideration payment terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Advisory Agreement.

2. Refund Upon Termination or Failure to Consummate Transaction. Notwithstanding anything to the contrary contained in the Advisory Agreement, if (a) the Purchase Agreement is terminated for any reason, (b) the Transactions contemplated by the Purchase Agreement are not consummated for any reason, or (c) the Transaction is rescinded, unwound or otherwise reversed pursuant to the Purchase Agreement or applicable law, then the Advisor shall promptly refund, or cause to be refunded, to the Client all amounts paid by or on behalf of the Client to the Advisor or any other Person in connection with the Transaction, including the consideration set forth in Section 3.2, Section 4.1 and Section 4.2 of the Advisory Agreement. Such refund shall be made in immediately available funds within five (5) Business Days after the earlier of (i) termination of the Purchase Agreement, (ii) written notice from the Client that the Transaction will not be consummated, or (iii) written notice from the Client that the Transaction has been rescinded, terminated, unwound or otherwise reversed. The Advisor’s refund obligation under this Section shall apply regardless of whether the Advisor has retained such amounts or disbursed any portion thereof to the seller of the Target Company or any other Person.

3. Purchase Agreement Payment Terms to Govern. Notwithstanding anything to the contrary contained in the Advisory Agreement, including any provision regarding the amount, timing, installment structure, payment mechanics or release conditions of the consideration payable in connection with the Transaction pursuant to Article 4 of the Advisory Agreement, the Parties acknowledge and agree that the Purchase Agreement shall set forth the definitive and controlling terms and conditions governing the payment of the consideration for the acquisition of the Target Company. In the event of any conflict, inconsistency or discrepancy between the Advisory Agreement (other than with respect to the return of the amounts paid by the Client to the Advisor pursuant to the Purchase Agreement) and the Purchase Agreement with respect to the consideration, purchase price, payment timing, installment conditions, withholding, reduction, set-off, adjustment, refund, termination, rescission or unwinding rights, the terms of the Purchase Agreement shall prevail and control in all respects.

4. Permitted Public Company Disclosures. Notwithstanding anything to the contrary contained in Article 9 of the Advisory Agreement or any other confidentiality provision therein, the Advisor acknowledges and agrees that the Client and its affiliates may disclose the existence, terms and contents of the Advisory Agreement, this Amendment, the Purchase Agreement and the transactions contemplated thereby, and may file, furnish or otherwise disclose copies or descriptions thereof, in each case to the extent the Client or its affiliates determine in good faith that such disclosure is required or advisable under applicable securities laws, the rules and regulations of the U.S. Securities and Exchange Commission, the rules of Nasdaq or any other applicable stock exchange, or in connection with any Form 6-K, annual report, registration statement, proxy statement, press release, investor communication or other public disclosure document.

5. Acknowledgment of Prior Payment. The Advisor acknowledges and agrees that, prior to the date of this Amendment, the Client has paid the first installment to the Advisor in accordance with Section 4.2(1) of the Advisory Agreement. The Advisor further acknowledges that such amount constitutes part of the consideration payable in connection with the Transaction and shall be credited toward the purchase price payable under the Purchase Agreement. The Advisor further acknowledges that the Client has separately paid to the Advisor the Advisor Fee payable under the Section 5.2(1) of the Advisory Agreement.

6. Payment Through Advisor. To the extent the Client pays any portion of the consideration to the Advisor in accordance with the Purchase Agreement or the Advisory Agreement, such payment shall be deemed payment by the Client for purposes of satisfying the Client’s payment obligation with respect to such amount, and the Client shall have no responsibility for the Advisor’s subsequent disbursement of such amount to the shareholder of the Target Company or any other Person, and any dispute regarding the Advisor’s handling of such funds shall be solely between the shareholder of the Target Company and the Advisor, as applicable. The Parties acknowledge that no separate escrow agreement is expected to be entered into in connection with the Transaction.

7. No Limitation of Client Rights. The refund rights and other rights of the Client under this Amendment are cumulative and shall not limit any other rights or remedies available to the Client under the Advisory Agreement, the Purchase Agreement, any other agreement or applicable law.

8. Ratification. Except as expressly amended hereby, all terms and provisions of the Advisory Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the Advisory Agreement and this Amendment, this Amendment shall prevail.

9. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic mail or other electronic transmission shall be deemed to be original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CLIENT:

Mansions Catering and Hotel Ltd

By:	/s/ Siping Xu
Name: Siping Xu
Title: CEO

ADVISOR:

Broad Investment Securities LLC

By:	/s/ Ali Kaya
Name: Ali Kaya
Title: CEO

Exhibit A Share Purchase Agreement